Exhibit 10.23

FLAMEL TECHNOLOGIES

SOCIETE ANONYME AU CAPITAL DE 4 636 011 EUROS

Siège Social :

Parc Club du Moulin A Vent

33, avenue du Docteur Georges Lévy

69200 VENISSIEUX

R.C.S. LYON 379.001.530

JUNE 2015 STOCK WARRANT RULES

The present allocation rules reproduce the terms and conditions of the allocation of warrants decided by the Board, subject to authorization granted to the Board of Directors of Flamel Technologies (hereinafter the “Board”) by the Shareholders’ Meetings held on June 26, 2015.

Main characteristics of the grant of stock warrants

• Grant Date	June 26, 2015
• Subscription price	1.80€
• End of Subscription period	Sept 1st, 2015
• Exercise Price	$21.67
• Start of exercise period *	June 26, 2016
• End of Exercise period*	June 26, 2019

* provided that the warrants’ holder is still a member of the Board of Directors of the Company on the day of such exercise.

I - Reminder of the context

In accordance with the provisions of Articles L. 225-138 and L. 228-91 et seq. of the Commercial Code, the combined ordinary and extraordinary General Shareholders Meeting of June 26, 2016 decided, in its fourteenth and Thirteenth resolutions, to authorize the Board to issue 350,000 stock warrants, representing 350,000 new ordinary shares to the benefit of Directors of the Company who are not officers and/or employees of the Company, but including the Chairman of the Board of Directors.

Flamel Technologies | Flamel.com	1

The shareholders decided that the subscription price of each stock warrants will be valued by the Board of Directors at the time of warrants’ issue based on the Company’s share price. This subscription price shall be equal to, per one stock warrant, one tenth (10%) of the average market price of the share, in the form of ADS, on the NASDAQ, on the closing of the trades on the twenty days preceding the decision of the Board to issue such stock warrants.

The subscription price of stock warrants have to be fully paid up on the date of their subscription in cash or by off-set against outstanding receivables, as provided by law and as determined by the Board.

The shareholders decided that each stock warrant will give its holder, subject to the terms and conditions set forth hereafter and in the Board’s decision to issue the stock warrants, the right to subscribe to one (1) ordinary share of the Company for an exercise price which shall be valued by the Board of Directors based on the Company’s share price. This exercise price shall be equal to the closing trading price of a share, on the NASDAQ Global Market, on the trading days preceding the date of the Board of Directors’ meeting, subject to such price is no less than 80% of the average closing trading prices of the share on the NASDAQ Global Market, in the form of ADS, during the last twenty trading days preceding the date of such Board of Directors’ meeting. In that case, the price of the share shall be equal to 80% of the average closing trading prices of the share on the NASDAQ, in the form of ADS, during the last twenty trading days preceding the date of such Board of Directors’ decision

The shares thus subscribed upon exercise of the stock warrants will have to be fully paid up on the date of their exercise in cash or by off-set against outstanding receivables, as provided by law and as determined by the Board.;

II - Decision of Board of June 26, 2015

By use of the powers granted by the twelfth and the thirteenth resolutions of the combined shareholders meeting of June 26, 2015, and described henceforth, the Board unanimously decided to issue the warrants according to the terms and conditions set forth below.

2.1.	Beneficiaries

The subscription of these warrants (BSA) is notably reserved, among the following category of beneficiaries “Directors of the Company who are not legal representatives and/or employees of the Company, but including the Chairman”, to the following persons, with the following proportions:

Flamel Technologies | Flamel.com	2

2.2.	Subscription of the Warrants

The warrants will be issued at a subscription price of €1.80, being one tenth 10% the average market price of the share, in the form of ADS, on the NASDAQ, on the closing of the trades on the twenty days preceding the decision by the Board of Directors to issue warrants, according to the Twelfth Resolution Of The Combined Ordinary And Extraordinary General Shareholders Meeting of June 26, 2015, and converted in Euros on the basis of the average of European Central Bank’s (ECB) exchange rate on the twenty days preceding the decision of the Board to issue such stock warrants.

The Board decided that the subscription price shall be fully paid up on the subscription date in cash or by off-set against outstanding receivables, as provided by law.

Each Beneficiary will subscribe the warrants under the terms and conditions of this plan by recorded delivery of the subscription form duly completed along the subscription price addressed to the Company headquarters up to and including Sept 1st, 2015.

The subscription period will be anticipatory closed as soon as all warrants have been subscribed for and in accordance with the conditions set out herein. Should a Director gives up in advance his rights to the warrants (BSA), the remaining BSA will be redistributed to the others Directors by the Board of Directors, on the same terms and conditions. The warrants (BSA) which have not been subscribed at the end of the subscription period will be redistributed by the Board of Directors, on terms and conditions further defined, subject to the current authorization of the shareholders and with respects to the limits provided by their authorization and the applicable law.

2.3.	Rights resulting from the grant

Each warrant granted by the Board shall entitle the recipient to subscribe for one share in the Company.

The stock warrants will be issued on a registered form, will not be the object of an application for admission to trading on any market and will be not transferable.

2.4.	Vesting period and conditions of Exercise

The warrants (BSA) can be exercised, in whole or part, as of June 26, 2016 and up to and including June 26, 2019, on the condition that the holder is still a member of the Board of Directors of the Company on the day of such exercise; being specified that the BSA holders will have the right to retain the possibility to exercise their BSA even if they are no longer a Director of the Company, provided they notify the Company within three (3) months of having left their position as a Director and in paying simultaneously to the Company an additional subscription price of EUR 0.01 per BSA.

The Board retains the right to suspend, for a maximum period of three months, the exercise of warrants in the event there is an operation giving rise to an adjustment of the share price or capital transaction.

Flamel Technologies | Flamel.com	3

2.5.	Unexercised Warrants

If its holder fails to exercise the warrant in whole or in part at the expiry of the above mentioned exercise period, the warrant (BSA) and the attached right to subscribe will automatically be void and null and accordingly, cannot be re-allocated.

2.6.	Exercise Price

The warrants, authorized for subscription on June 26, 2015, are exercisable to purchase shares for a price of $21.67 per share (as determined by the Board of Directors, with reference to the share price on the closing of trades on the day preceding the decision of the Board to issue such warrants (BSA), this price being no less than 80% of the average of the market price for the share on the NASDAQ, in the form of ADS, during the last twenty trading days preceding such Board’s decision). As far as necessary, the exercise price may be converted in Euros on the basis of the latest European Central Bank’s (ECB) exchange rate published as at the date of the exercise.

The shares thus subscribed upon exercise of the warrants (BSA) shall be fully paid up on the date of their subscription, in cash or by off-set against outstanding receivables.

2.7.	Rights of the warrants’ holders

Pursuant to the provisions of Article L. 228-103 et seq. of the Commercial Code, the warrants’ holders will all be grouped together in order to defend their common interests, in an assembly (a “masse”) with a civil personality. General warrants holders meetings will be convened to authorize any changes in the issuance terms and conditions and to decide on any decision regarding the conditions of subscription or allocation of the shares as set forth at the time issuance took place. Each warrant will give access to one voting right. The conditions regarding the quorum and the majority will be those determined in the second and third paragraph of Article L. 225-96 of the Commercial Code. The expenses incurred in connection with such meetings, as well as, generally, any expenses in connection with the assembly (“masse”) will be borne by the Company.

Upon issuance of the stock warrants, the Company shall be entitled to modify its form or its business purpose, modify the rules regarding the distribution of its profits, redeem its capital, create preferred shares resulting in such a change or redemption, subject to meeting the obligations of Article L.228-99 of the French Commercial Code. The shareholders during their meeting in June 24, 2014 decided that, in the case of a capital reduction, whether or not motivated by losses, and conducted through either a decrease of the shares' value of or a decrease of the shares' number, the rights of the holders of the stock warrants will be decreased accordingly as if they had been exercised before the date on which the capital decrease has become final;

The Board of Directors is granted with all necessary powers to take any steps to ensure protection of the holder(s) of stock warrants in case of a financial operation concerning the Company, this pursuant to the legal and regulatory provisions in effect.

Flamel Technologies | Flamel.com	4

III - Rights oF New shareholders

3.1.	Rights related to subscribed shares

Once the warrants have been exercised and the shares registered in an account, the Beneficiaries may exercise all rights associated with the shares received. As of the time the shares are recorded, the shares will bear dividends paid in the financial year during which the options have been exercised.

3.2.	form and registration of the shares subscribed

The shares will be recorded, in the Beneficiary’s name, in a pure registered account (“nominative pur”) by the company acting as custody account keeper. Each beneficiary will receive a certificate of registration of shares.

They will be freely transferable immediately after their registration and after payment of the exercise price, subject to the conditions set forth in article 3.3.

3.3.	sale and disposal of shares issued from exercise of stock warrants

As long as the Beneficiary is still a director of the Company, sale and disposal of shares issued from exercise of stock warrants must comply with the Company’s Insider stock trading policy, and of which a copy was made available to the Beneficiaries.

Therefore, the shares may be transferred only under the following transaction windows:

•	For the first three quarters during which the quarterly earnings are released, the window is defined as the period beginning two trading days after publication of the quarterly earnings and ending on the fifth day prior to the end of the last month of each quarter (the transaction windows therefore having a duration of six to seven weeks).

•	For the quarter during which the annual earnings are released, the window is defined as the period beginning two business days after publication and ending on the fifth day preceding the end of the of the last month of the first quarter.

The transaction windows may be closed from time to time in the event that, in the opinion of the Chairman, Chief Executive Officer or Chief Financial Officer, there is confidential information making transfers of the shares undesirable.

Flamel Technologies | Flamel.com	5

IV - PLAN MANAGEMENT

The terms and conditions of this stock warrant plan will be communicated to Beneficiaries by recorded delivery post or delivered by hand in exchange for a receipt.

The plan is managed, for the time being, by FLAMEL TECHNOLOGIES.

The Company reserves the right to assign the management to a third party. The beneficiaries will be informed in due time and individually of any modification.

Each beneficiary receives a copy of the present rules, and must return a signed copy to the Company with the following marked by hand “lu et approuvé” [read and approved].

V - RULES MODIFICATIONS

Any legislative or regulatory modifications affecting the present rules, retroactively or for the future, will automatically be binding on all Beneficiaries.

Nevertheless, such modifications will be the object of an amendment that will need to be signed and returned to the company.

Return one signed copy containing the handwritten indication “lu et approuvé” [read and approved].

Beneficiaries Surname/ firstname

Fait à ________________________________

Le___________________________________

Signature

Flamel Technologies | Flamel.com	6